SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1A, of Patents Professional, Inc., of our report dated June 25, 2010 on our audit of the financial statements of Patents Professional Inc. as of December 31, 2009 and 2008 (restated), and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2008 (restated), and since inception on December 17, 2008 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

September 9, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351